Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” in each of the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 31 to the Registration Statement of CRM Mutual Fund Trust (Form N-1A; File No. 333-123998) of our report dated August 29, 2017 on the financial statements and financial highlights of CRM Mutual Fund Trust (comprising, respectively, CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund, CRM Large Cap Opportunity Fund, CRM All Cap Value Fund, CRM International Opportunity Fund and CRM Long/Short Opportunities Fund) included in the Annual Reports to shareholders for the fiscal year ended June 30, 2017.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

October 26, 2017